Internal Memorandum

To:

From: Paul Marshall, CEO and President

Date: April 27, 2006

Re: Incentive Retention Bonus

Sunrise Telecom's management and Board are pleased to announce the adoption of a retention incentive bonus program to reward long-term employees who remain employed with Sunrise Telecom as the company works its way through its current challenges. To provide an incentive to such employees to continue with the company, Sunrise Telecom is offering certain salaried-exempt employees three separate bonuses payable under the following terms:

Retention Bonus 1

Retention Bonus 1 shall consist of an amount equal to one month of your current annual salary (less the appropriate withholdings and deductions). It shall be paid to you on the first payday following July 26, 2006 under the following conditions:

    You must have been an employee of Sunrise Telecom as of the date hereof, and continue as an active employee until Retention Bonus 1 is paid.
    This amount is earned if and when you have been continuously and actively employed by Sunrise Telecom from the date hereof to the first regular payday following July 26, 2006, at which time the bonus will be paid. In other words, you must work up to and including July 28, 2006 to earn this bonus. Voluntarily leaving a week or even a day early disqualifies you from earning the bonus or any portion of it. The termination of your employment for any performance reason or good cause (including economic necessity) also disqualifies you from earning the bonus or any portion of it.
    The bonus amount to be paid is calculated based upon your current base salary as of the date hereof only; it does not include, in whole or in part, amounts attributable to commissions or other bonuses (if any) which may be due you, including but not limited to any other retention bonus you may be eligible for under this plan.

Retention Bonus 2

Retention Bonus 2 shall consist of an amount equal to one month of your current annual salary (less the appropriate withholdings and deductions). It shall be paid to you on the first payday following November 26, 2006 under the following conditions:

    You must have been an employee of Sunrise Telecom as of the date hereof, and continue as an active employee until Retention Bonus 2 is paid.
    The company has not filed its overdue reports with the Securities and Exchange Commission by July 28, 2006.
    This amount is earned if and when you have been continuously and actively employed by Sunrise Telecom from July 28, 2006 to the first regular payday following November 26, 2006, at which time the bonus will be paid. In other words, you must work up to and including December 1, 2006 to earn this bonus. Voluntarily leaving a week or even a day early disqualifies you from earning the bonus or any portion of it. The termination of your employment for any performance reason or good cause (including economic necessity) also disqualifies you from earning the bonus or any portion of it.
    The bonus amount to be paid is calculated based upon your current base salary as of the date hereof only; it does not include, in whole or in part, amounts attributable to commissions or other bonuses (if any) which may be due you, including but not limited to any other retention bonus you may be eligible for under this plan.

Retention Bonus 3

Retention Bonus 3 shall consist of an amount equal to one month of your current annual salary (less the appropriate withholdings and deductions). It shall be paid to you on the first payday following April 26, 2007 under the following conditions:

    You must have been an employee of Sunrise Telecom as of the date hereof, and continue as an active employee until Retention Bonus 3 is paid.
    The company has not filed its overdue reports with the Securities and Exchange Commission by December 1, 2006.
    This amount is earned if and when you have been continuously and actively employed by Sunrise Telecom from December 1, 2006 to the first regular payday following April 26, 2007, at which time the bonus will be paid. In other words, you must work up to and including May 4, 2007 to earn this bonus. Voluntarily leaving a week or even a day early disqualifies you from earning the bonus or any portion of it. The termination of your employment for any performance reason or good cause (including economic necessity) also disqualifies you from earning the bonus or any portion of it.
    The bonus amount to be paid is calculated based upon your current base salary as of the date hereof only; it does not include, in whole or in part, amounts attributable to commissions or other bonuses (if any) which may be due you, including but not limited to any other retention bonus you may be eligible for under this plan.

As set forth above, these bonus payments are contingent upon your being actively employed on each of the bonus payment dates as described above. If your employment with Sunrise Telecom ends under the circumstances defined above before any payment date(s) described above, you are not entitled to any portion of the respective bonus payment(s). Sunrise Telecom retains discretion to interpret and apply the terms of this bonus program. Nothing set forth in this document is intended to affect or shall affect your rights or Sunrise Telecom's rights with respect to other aspects of your at-will employment or the termination of your employment, nor does anything herein alter your at-will employment status, or alter any of the company's applicable employment policies.

This Incentive Retention Bonus is personal and confidential. Please do not share the fact that you may receive it or its payment details with other employees.

Please feel free to contact Kris Gray in Human Resources, Kirk Williams in Legal, Rick Kent in Finance or me if you have any questions regarding this program.

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